Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

bioAffinity Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units consisting of shares of Common Stock, par value $0.007 per share, and Warrants to purchase shares of Common Stock, par value $0.007 per share (the “Unit Warrants”). (1)	457	(o)	—		—	$12,500,000	(2)	0.0000927	$1,158.75	(7)
	Equity	Common Stock included as part of the Units	457	(o)	—		—
	Other	Unit Warrants to purchase shares of Common Stock included as part of the Units	457	(o)	—		—
		Over-Allotment Option	457	(o)				$1,875,000	(2)(3)	0.0000927	173.81	(7)
	Equity	Shares of Common Stock, $0.007 par value, issuable upon exercise of the Unit Warrants	457	(o)	—		—	$17,250,000	(2)	0.0000927	$1,599.08	(7)
	Other	Representative’s Warrants(4)	457	(g)	—		—	—		—	—
	Equity	Common Stock, $0.007 par value per share, issuable upon exercise of the Representative’s Warrants(5)	457	(o)	—		—	$826,563	(2)	0.0000927	$76.62	(7)
	Other	Placement Agent’s Warrants(4)	457	(g)	—		—	—		—	—
	Equity	Common Stock, $0.007 par value per share, issuable upon exercise of the Placement Agent’s Warrants(6)	457	(a)	26,518	(8)		—		—	—
		Total Offering Amount						$32,451,563			$3,008.26
		Total Fees Previously Paid									$1,746.19
		Net Fee Due									$1,262.07

(1)	This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act.

(3)	Includes the offering price of additional shares of Common Stock and Warrants that are part of the Units that the underwriters have the option to purchase to cover over-allotments, if any.

(4)	No fee required pursuant to Rule 457(g) under the Securities Act.

(5)	Represents warrants to purchase a number of securities equal to 5% of the shares of Common Stock sold in this offering at an exercise price equal to 115% of the public offering price per share. These are not warrants that were issued in connection with the Company’s Bridge Note financing described in Note 12 to the Company’s financial statements on page F-17. These warrants will be issued to pursuant to the underwriting agreement.

(6)	Represents warrants to purchase 26,518 shares of Common Stock issued to our Placement Agent at an exercise price equal to the price in this Offering or $0.75 per share if the Company does not complete an initial public offering by the warrants’ maturity date.

(7)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(8)	To be calculated and paid in accordance with Rule 457(a) under the Securities Act when the price in this Offering is determined.